QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

        *LETTER TO ADS HOLDERS*

OFFER TO EXCHANGE

each American Depositary Share
Representing one-tenth of a Common Share

of
NABRIVA THERAPEUTICS AG
for
one Ordinary Share
of
NABRIVA THERAPEUTICS PLC

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF AMERICAN DEPOSITARY SHARES OF NABRIVA THERAPEUTICS AG WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (11:00 P.M., AUSTRIA TIME), ON JUNE 23, 2017, UNLESS THE EXCHANGE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXCHANGE OFFER EXPIRATION DATE").

The Information Agent for the Exchange Offer is:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Banks and Brokers Call:
U.S.: 1-866-278-8941
International: 1-781-575-2137

May 19, 2017

Dear holders of American Depositary Shares of Nabriva Therapeutics AG:

        Enclosed for your consideration are the following documents: (i) the Exchange Offer Document, dated May 19, 2017 (the "Exchange Offer Document"), (ii) the Offer to Exchange/Prospectus, dated May 19, 2017, (iii) the Exchange Offer Tender Form" and (iv) the "Notice of Guaranteed Delivery. These documents are being provided to you in connection with the exchange offer (the "Exchange Offer") by Nabriva Therapeutics, plc, a public limited company organized under the laws of Ireland ("Nabriva Ireland"). The Exchange Offer is being made to all holders of common shares ("Nabriva AG Shares") of Nabriva Therapeutics AG ("Nabriva AG"), and to all holders of American depositary shares ("Nabriva AG ADSs"), of Nabriva AG, each representing one-tenth of a Nabriva AG Common Share.

        For every Nabriva AG ADS a holder validly tenders in the Exchange Offer, such holder will receive one ordinary share of Nabriva Ireland (referred to as "Nabriva Ireland Shares"), upon the terms and subject to the conditions set forth in the enclosed Exchange Offer Document.

        Please note the following:

  1.
  Nabriva Ireland has appointed Computershare Trust Company, N.A. as the "Exchange Agent" and Georgeson LLC as the "Information Agent" for the Exchange Offer. Any questions you may have with respect to the ways in which Nabriva AG ADSs may be tendered in the Exchange Offer to the Exchange Agent should be directed to the Information Agent at 1-866-278-8941 (U.S.) or 1-781-575-2137 (international).

  2.
  The Exchange Offer and withdrawal rights for tenders of Nabriva AG ADSs will expire at 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017 (as such time and date may be extended, the "Exchange Offer Expiration Date"). If you wish to tender your Nabriva AG ADSs in the Exchange Offer, your completed Exchange Offer Tender Form and all other relevant documents must be received by the Exchange Agent by the Exchange Offer Expiration Date.

  3.
  The Exchange Offer is being made for all issued and outstanding Nabriva AG ADSs. If you validly tender your Nabriva AG ADSs in, and do not withdraw from, the Exchange Offer, you will receive one Nabriva Ireland Share for every one Nabriva AG ADS so tendered.

  4.
  As described in more detail in the enclosed materials, in order to tender some or all of your Nabriva AG ADSs in the Exchange Offer, you will need to: (i) complete the enclosed Exchange Offer Tender Form in accordance with the instructions printed on it; (ii) if the Nabriva AG ADSs are held in certificate form, the ADS Certificate(s); (iii) if the Nabriva AG ADSs are held by a corporate holder, provide a corporate resolution of that holder, submitted in English, on company letterhead stamped with a Corporate Raised-Seal stamp, dated within 180 days of the date of the tender, naming the officer(s) authorized to conduct financial transactions on behalf of the relevant company; and (iv) return each of the completed documents listed at (i)—(iii) (as applicable) by registered post to the Exchange Agent.

  5.
  If you would like to tender your Nabriva AG ADSs pursuant to the Exchange Offer and you cannot deliver all required documents to the Exchange Agent prior to the Exchange Offer Expiration Date, your Nabriva AG ADSs may nevertheless be tendered, provided that all the following conditions are satisfied: (i) such tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery (enclosed) is received prior to the Exchange Offer Expiration Date by the Exchange Agent; and (iii) the book-entry confirmation representing all tendered Nabriva AG ADSs, in proper form for transfer, together with either the Exchange Offer Tender Form, properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other documents required by the Exchange Offer Tender Form are received by the Exchange Agent within three Business Days after the date of execution of such Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered by mail, overnight courier or facsimile transmission to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  6.
  The Exchange Offer is conditioned upon satisfaction or waiver of the conditions set forth in the Exchange Offer Document under the caption "Details of Exchange Offer—Conditions to the Exchange Offer", including the condition that Nabriva AG Shares (including Nabriva AG Shares represented by Nabriva AG ADSs) corresponding to at least 90 percent of the total issued capital of Nabriva AG shall have been lawfully and validly tendered in the Exchange Offer, not withdrawn as at the Exchange Offer Expiration Date and accepted for exchange by Nabriva Ireland.

If you have any questions regarding the Exchange Offer or any of the enclosed documents, please call Georgeson LLC, the Information Agent for this transaction, at 866-278-8941 (U.S.) or 1-781-575-2137 (international).

                      Very truly yours,

                      NABRIVA THERAPEUTICS PLC

QuickLinks

  Exhibit 99.2